Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of this 4th day of April, 2016 (the “Signing Date”) by and among OncoSynergy Inc., a Delaware corporation (“OS”) and DanDrit BioTech USA Inc., a Delaware corporation (“DanDrit”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, OS is in the business of developing transformative multi-indication platform drugs (the “Business”) which is located at 409 Illinois Street, San Francisco, CA 94158 (the “Premises”); and

WHEREAS, OS owns certain assets comprising the Purchased Assets, including the 49% equity ownership in OncoSynergy EU, S.A.S., OS’s French subsidiary, and BSC BioSciences, Inc., OS’s Canadian subsidiary, and intellectual property rights including the OS name, which are necessary to the conduct of the Business (collectively, the “OS Business”); and

WHEREAS, DanDrit desires to purchase from OS all of the Purchased Assets, and OS desires to sell such Purchased Assets to DanDrit on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements made herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, DanDrit and OS intending to be legally bound, hereby agree as follows:

AGREEMENT

article 1
THE SALE AND PURCHASE – THE OS BUSINESS

1.1 Purchased Assets. (a) Subject to the terms and conditions of this Agreement, DanDrit agrees to purchase at the Closing (as defined below) and OS agrees to and shall sell and cause to be sold, assigned, transferred, conveyed and delivered to DanDrit at the Closing, good and valid title to all of the assets comprising the OS Business, including, without limitation, the following assets (the “Purchased Assets”): (1) all of the properties, rights, interests and other tangible and intangible assets of OS necessary to conduct the Business, including any and all assets acquired by OS prior to the Closing Date (as defined herein), except for any of the Excluded Assets (as defined herein); (2) the rights of OS under those certain agreements specified in Appendix 1.1 attached hereto, the (“Transferred Agreements”); and (3) the assets listed on Exhibit A attached hereto and incorporated by this reference thereto. The Purchased Assets shall be sold, transferred, assigned, conveyed and delivered free of any encumbrances, except for (i) statutory liens for taxes not yet due and payable or being contested in good faith, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) statutory liens, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens incurred in the ordinary course of business, and (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable law (collectively, “Permitted Liens”); provided, however, that “Permitted Liens” shall not include any encumbrances securing indebtedness for borrowed money. Without limiting the generality of the foregoing description of the Purchased Assets, the Purchased Assets shall include, but not be limited to, the following assets of OS:

(i) all cash and cash equivalents at Closing, less a reserve sufficient to defray any liabilities of OS that are outstanding at the Closing and that do not constitute Assumed Liabilities, including any legal, accounting and advisory fees incurred by OS in connection with the negotiation, documentation and consummation of the transactions contemplated by this agreement to the extent accrued and unpaid at Closing;

(ii) all accounts or notes receivable held by OS, and any security claim, remedy or other right related to any of the foregoing;

(iii) all of the tangible and intangible assets (including goodwill), properties and rights of every kind and nature, whether real, personal or mixed, wherever located and whether now existing or hereafter acquired, of every kind and description of the OS Business, including, without limitation, inventories, furniture, fixtures, equipment (including office and kitchen equipment), computers, appliances, sign inserts, telephone systems, telephone numbers, and other personal property of whatever kind and nature owned or leased by OS, installed, located, situated or used in, on, or about, or in connection with the operation, use and enjoyment of the Premises and all other items on the Premises and used in connection with the operation of the OS Business;

(iv) all of the equity interests held by OS in OncoSynergy EU, S.A.S. and BSC BioSciences, Inc.;

(v) all of OS’s supplies used in connection with the operation of the OS Business;

(vi) all right, title, and interest of OS to the use of the telephone numbers presently being used by the Business, including all rotary extensions thereto, and all advertisements in the “Yellow Pages”, “City Directory” and other similar publications (collectively, the “Telephone Numbers”) and after the Closing, DanDrit shall assume all new expenses for the Telephone Numbers and advertising for the Business that did not exist prior to the Closing Date;

(vii) OS’s lists of suppliers, and copies of any and all of books, records, papers, files, memoranda and other documents relating to or compiled in connection with the operation of the OS Business (collectively, the “Records”), it being understood that the originals of any such Records, including accounting and legal records, may be retained by OS to the extent necessary to facilitate the preparation of its tax returns and winding up of its affairs;

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(viii) all intellectual property of every kind owned by OS, including but not limited to all trademarks, trade names, service marks, patents, copyrights, and trade secrets (collectively, the “Intellectual Property”);

(ix) the OS Business’ universal resource locator (the “URL”) and internet domain name, and all goodwill associated with or used in connection with the operation or business of the URL’s and internet domain name;

(x) any and all right, title and interest to the name “OncoSynergy” or any variation or derivation thereof;

(xi) any and all necessary permits and authorizations which are needed to conduct the OS Business which OS has the right to transfer and convey under applicable state and federal regulations and all other licenses, consents, authorizations, accreditations, waivers and approvals (together with all government filings pertaining thereto), however designated, established, maintained or renewed and issued evidencing or authorizing OS for the purpose of engaging in the OS Business as presently conducted, but only to the extent transferable by OS under applicable law;

(xii) all of OS’s right, title, and interest, as lessee, in any and all equipment leased by OS and located at the Premises and all rights of OS under any other Transferred Agreements;

(xiii) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fee (including any such item relating to the payment of taxes);

(xiv) all of OS’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Purchased Assets;

(xv) all insurance benefits, including rights and proceeds, arising from or relating to the OS Business or the Purchased Assets; and

(xvi) all goodwill and the going concern value of the OS Business.

1.2 Excluded Assets. There shall be excluded from the Purchased Assets to be transferred and conveyed hereunder, and OS shall retain all of its right, title and interest in and to, the following assets (collectively, the “Excluded Assets”):

(i) the assets, properties and other rights owned by OS as set forth on Appendix 1.2.

1.3 Assumed Liabilities. Upon the terms and subject to the conditions set out in this Agreement DanDrit agrees, effective at the time of the Closing, to assume all existing liabilities and obligations for future performance of OS, BSC BioSciences, Inc., and OncoSynergy EU S.A.S., as applicable, under the Transferred Agreements and all liabilities and obligations, whether arising before or after the Closing, under those contracts or arrangements identified on Appendix 1.3 (the “Assumed Liabilities”). For the purposes of this Agreement, “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, un-matured, un-accrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

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1.4 Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, DanDrit shall have no obligation for, and is not assuming, any of the Excluded Liabilities set forth on Appendix 1.4 attached hereto.

1.5 Transfer of Agreements. Nothing contained in this Agreement shall constitute an agreement to transfer and assign any Transferred Agreement or any right thereunder if an attempted transfer and assignment without the consent of a third party would constitute a breach or in any way adversely affect the rights of DanDrit or OS thereto. OS and DanDrit will, following the Signing Date, use commercially reasonable efforts to obtain the consent of the other parties to any such Transferred Agreement for the transfer and assignment thereof to DanDrit. If the assignment or transfer of any agreement referred to above would constitute a breach or default under such agreement by reason of the failure of OS to obtain the required consent of any party to such agreement to such assignment and transfer, then the assignment and transfer to DanDrit and the assumption by DanDrit of such agreement shall be deemed to have been made contingent upon, and shall take effect only upon, the obtaining of such required consent. If such consent is not obtained prior to Closing, OS shall remain a party to such Transferred Agreement and DanDrit shall, acting on behalf of OS, perform all obligations under such Transferred Agreement and indemnify and hold harmless OS in respect thereof, solely with respect to such obligations to be performed after Closing, and OS shall deliver to DanDrit all rights, including, without limitation, all consideration, under such Transferred Agreement to DanDrit, and OS and DanDrit will cooperate in a mutually agreeable arrangement under which DanDrit will obtain the benefits and assume the obligations thereunder in accordance with the Agreement, including sub-contracting, sub licensing, or sub leasing to DanDrit, if such actions are permitted under the applicable agreement. OS shall, when entering into any material agreement during the period between the Signing Date and Closing, use commercially reasonable efforts to obtain the approval of the respective counterparty of an assignment as of the Closing to DanDrit of such agreement. If consent to assignment of any Transferred Agreement shall not be obtained or if any attempted assignment of a Transferred Agreement would be ineffective or would impair DanDrit’s rights so that DanDrit would not in effect acquire the benefit of all such rights, the obligation of the parties to perform this Agreement, including the Closing, shall not be affected.

In the event one or several Transferred Agreements would not be possible to assign as set out above in Article 1.5, and to the extent the Parties agree that such agreements shall instead be terminated, DanDrit shall be entitled to receive any credits or other compensation that OS may be entitled to as a result thereof.

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1.6 Transfer of Employees. DanDrit shall make an offer of employment to each of the OS employees listed on Appendix 1.6, which offer shall be on terms in the aggregate no less favorable to such employee than the terms of such employee’s current employment with OS as previously disclosed to DanDrit in writing.

1.7 Release of Encumbrances. OS undertakes to execute all documents and to take any other action in order to ensure that any and all Purchased Assets are released from any and all encumbrances prior to Closing, except for the Permitted Liens.

1.8 Bulk Sales. Each of the parties hereby waives compliance with the notification and all other requirements of the bulk sales laws in force in the jurisdiction in which such laws are applicable to the Business or the Purchased Assets or the transactions contemplated by this Agreement.

1.9 Insurance. Unless the Parties agree otherwise between the Signing Date and Closing, DanDrit will be responsible for arranging insurance protection for the OS Business after Closing.

1.10 Taxes. OS shall pay when due any sales, transfer, excise, or other taxes in connection with or arising from the sale and transfer of any of the Purchased Assets to DanDrit due by OS.

1.11 Permits and Intellectual Property. In connection with the transfer of any permits or Intellectual Property (such as patents, trademarks and other registered and non-registered intellectual property rights, or applications in respect thereof), OS and DanDrit jointly undertake to promptly execute all transfer documents and to undertake all necessary actions in order to validly transfer any permits or Intellectual Property, to DanDrit on Closing. In the event any of the permits may not be transferred to DanDrit under applicable law, OS shall instead provide DanDrit with such assistance as is reasonably requested by DanDrit in order for DanDrit to obtain new permits corresponding to the relevant permit(s) at DanDrit’s sole cost. DanDrit undertakes to submit applications for such new permit(s) to the relevant authorities as soon as possible after Closing. All registration fees and similar costs or charges relating to the transfer, assignment or registration of the permits and the Intellectual Property shall be borne by DanDrit.

1.12 Closing. The Closing (the “Closing”) shall take place by electronic communication 7 business days, meaning a day other than a Saturday or a Sunday or holidays, on which banks are open for business in Copenhagen and New York City, after all of the closing conditions set forth in Article 5 of this Agreement have been either satisfied or waived, or on such other date as may be mutually agreed upon by the Parties (“Closing Date”); provided, however, that the Closing shall take place on or before October 31, 2016 unless otherwise agreed to by the Parties.

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article 2
THE PURCHASE PRICE

2.1 The Purchase Price. DanDrit hereby covenants and agrees to pay to OS the Purchase Price, subject to the terms and conditions herein. The Purchase Price for the Purchased Assets shall be as follows: at Closing, provided all conditions precedent have been fulfilled or waived (i) OS shall receive a number of shares of common stock, par value 0.0001 (“Common Stock”) of DanDrit equal to the number of shares of Common Stock outstanding immediately prior to the Closing (the “Consideration Shares”), and (ii) in the event that, immediately prior to the Closing there shall be outstanding any option, right, warrant, call, convertible security, right to subscribe, conversion right or other agreement or commitment to which DanDrit is a party or which are binding upon DanDrit providing for the issuance by DanDrit or transfer by DanDrit of additional shares of DanDrit’s capital stock (each a “Derivative Security”), OS shall receive a Derivative Security or Derivative Securities of like tenor, exercisable or convertible into a like number of shares of Common Stock, and having rights, preferences, terms and conditions consistent in all respects with such outstanding Derivative Security, it being understood and intended that immediately following the Closing OS will hold 50% of the capital stock of DanDrit on a fully diluted basis, assuming the exercise or conversion in full of all outstanding Derivative Securities of DanDrit. The Consideration Shares and any Derivative Securities delivered pursuant to clause (ii) above may collectively hereinafter be referred to as the “Consideration Securities”).

article 3
COVENANTS AND AGREEMENTS OF THE PARTIES
EFFECTIVE DURING THE PRE- CLOSING PERIOD

3.1 Corporate Examinations and Investigations. During the period commencing on the Signing Date and ending at the Closing (the “Pre-Closing Period”), each Party shall be entitled, through its officers, employees, representatives and agents, to make such investigations and examinations of the books, records and financial condition of OS, the OS Business, DanDrit and DanDrit Biotech A/S, as each Party may request. Each of OS and DanDrit shall furnish each other Party and its officers, employees, representatives or agents during such period with all such information concerning the affairs of OS or DanDrit as each other Party or its officers, employees, representatives or agents may reasonably request and cause OS or DanDrit and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each Party's representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each other Party or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at Party premises where such original documents are located, with copies thereof to be provided to each other Party or its representatives upon request.

3.2 Cooperation; Consents. Prior to the Closing, each Party shall cooperate with the other Party to the end that the Parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of this Agreement and the transactions hereunder, and (ii) provide to each other Party such information as the other Party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

3.3 Conduct of Business. Subject to the provisions hereof, from the Signing Date through the Closing, each of OS and DanDrit shall conduct its business in the ordinary course, consistent with past practices and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing.

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3.4 Litigation. During the Pre-Closing Period, each Party hereto shall promptly notify the representative of the other Party of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such Party or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such Party or the OS Business.

3.5 Notice of Default. During the Pre-Closing Period, each Party hereto shall give to the representative of the other Party prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such Party or which would render inaccurate in any material respect any of such Party's representations or warranties herein.

3.6 Matters Relating to DanDrit Stockholder Meeting.

(a) As promptly as practicable following the date of this Agreement, DanDrit shall at its own expense prepare and file with the SEC in preliminary form a proxy statement (the “Proxy Statement”) with respect to a special meeting of the stockholders of DanDrit (the “Stockholders’ Meeting”) for the purpose of (i) authorizing the issuance of the Consideration Securities pursuant to this Agreement and (ii) authorizing amendments to the certificate of incorporation of DanDrit to effect (A) a reverse split in respect of the Common Stock at a ratio that is reasonably calculated to result in a DanDrit stock price of at least $4.00, and (B) a change in the name of DanDrit to “OncoSynergy Inc.,” such amendments to be contingent upon, and made effective as soon as practicable following, the Closing (collectively, the “Stockholder Approvals”). DanDrit shall use commercially reasonable efforts to file with the SEC the definitive Proxy Statement and to cause the mailing of the definitive Proxy Statement to the stockholders of DanDrit to occur not later than the 10th calendar day following the notification of no further comments from the SEC. Each of DanDrit and shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each of DanDrit and OS shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. DanDrit shall promptly notify OS upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide OS with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, DanDrit (i) shall provide OS an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by OS and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of OS, which approval shall not be unreasonably withheld or delayed. If at any time prior to the Stockholders Meeting, any information relating to DanDrit, OS or any of their respective affiliates, officers or directors, should be discovered by DanDrit or OS which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of DanDrit.

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(b) DanDrit agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of DanDrit or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by DanDrit with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of OS for inclusion or incorporation for reference therein. OS agrees that none of such information will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of DanDrit or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) DanDrit shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold the Stockholders’ Meeting, which meeting DanDrit shall cause to occur as soon as practicable following the mailing of the Proxy Statement.

(d) The Board of Directors of DanDrit shall recommend to holders of DanDrit Common Stock that they adopt the Stockholder Approvals and shall include such recommendation in the Proxy Statement.

article 4
CONDITIONS TO CLOSING; POST-CLOSING OBLIGATIONS

4.1 Conditions to DanDrit’s Obligations at Closing. The obligations of DanDrit under this Agreement shall be subject to each of the following conditions, unless waived in writing by DanDrit:

(a) Closing Deliveries. At the Closing, OS shall deliver or have caused to be delivered to DanDrit, the following:

(i) evidence of stockholder approval of this Agreement by the requisite majority of OS stockholders;

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(ii) all corporate records, agreements, seals and any other information reasonably requested by DanDrit with respect to the OS Business;

(iii) such other documents as DanDrit may reasonably request in connection with the transactions contemplated hereby;

(iv) audited balance sheet of the OS Business and the related consolidated statement of operations, stockholders’ equity and cash flows for the preceding 2 calendar years;

(v) evidence reasonably satisfactory to DanDrit that during the twelve-month period ending October 31, 2016 (the “Pre-Closing Period”) (A) equity capital in an amount not less than $3.0 million has been received by OS, and (B) the cash flow used in operations by OS, determined in a manner consistent with the preparation of OS’ historical financial statements, has not exceeded the amount set forth in Appendix 4.1(a)(v); and

(vi) a certificate of the Chief Executive Officer of OS that each of the conditions set forth in this Section 4.1 has been satisfied.

(b) Since the date of this Agreement, there shall not have occurred any event or circumstance that would constitute a Material Adverse Effect or that could reasonably be expected to have a Material Adverse Effect with respect to OS (an “OS Material Adverse Effect”). For purposes of this Agreement, “Material Adverse Effect” means, with respect to any person, any state of facts, change, effect, condition, development, event or occurrence that has been, is or would reasonably be likely to be material and adverse to the financial condition, business, assets, liabilities or results of operations of such person and its subsidiaries, taken as a whole, or the ability of such person and its subsidiaries to consummate the transactions contemplated by this Agreement, except, in each case, to the extent that such change, effect, condition, development, event or occurrence results from or arises out of (i) the announcement of the transactions contemplated by this Agreement, (ii) general economic, industry or political conditions, (iii) the performance by such person of its obligations under the terms of this Agreement, (iv) any outbreak or escalation of war or any act of terrorism, or (v) changes in law or GAAP (or any interpretation of GAAP) applicable to such person, provided that any event, change or effect referenced in clauses (ii) through (v) do not have a disproportionate effect on such person, taken as a whole, compared to other participants in the industries in which such person conducts its business. Any failure of a person to meet any particular revenue or earnings forecast or estimate, shall not, in and of itself, constitute a Material Adverse Effect.

(c) Representations and Warranties to be True. The representations and warranties of OS herein contained (i) that are qualified or limited by materiality or “Material Adverse Effect” shall be true and correct as of the Closing with the same effect as if made as of the Closing (other than such representations that are made as of a specified date, which shall be true and correct on and as of such date) and (ii) that are not so qualified or limited shall be true and correct in all material respects as of the Closing with the same effect as if made as of the Closing (other than such representations that are made as of a specified date, which shall be true and correct in all material respects as of such date).

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(d) Lock-up Period. OS shall have executed a lock-up agreement in customary form prohibiting its sale or transfer of any Common Stock for a period of at least 180 days following the Closing.

(e) Legal Opinion. OS shall have received and delivered to DanDrit a legal opinion issued by OS’s legal counsel reasonably acceptable in form and substance to DanDrit’s counsel.

4.2 Conditions to OS’s Obligations at Closing. The obligations of OS under this Agreement shall be subject to each of the following conditions, unless waived by OS:

(a) Closing Deliveries. On Closing, DanDrit shall deliver or have caused to be delivered to OS the following:

(i) evidence of the Stockholder Approvals by the requisite majority of DanDrit stockholders;

(ii) delivery to OS of certificates representing the Consideration Shares and certificates or other documents evidencing any other Consideration Securities;

(iii) all corporate records, agreements and any other information reasonably requested by OS with respect to DanDrit’s business;

(iv) an operating budget covering a period of 24 months from the date of Closing adopted by DanDrit’s Board of Directors and reasonably acceptable to OS;

(v) DanDrit’s governance structure as approved by Board of Directors of DanDrit and agreed to by OS, including evidence that, effective as of the Closing, each of Allen Salmasi and W. Shawn Carbonell has been appointed as a director of DanDrit, and that DanDrit’s Board of Directors is constituted of five directors, consisting of two current directors of DanDrit, Messrs. Salmasi and Carbonell and a fifth independent director, unaffiliated with either DanDrit or its stockholders or with OS, and mutually acceptable to DanDrit and OS;

(vi) evidence that substantially all tangible and intangible assets and rights that are used or useful in the conduct of DanDrit’s business and that currently are held by DanDrit Biotech A/S have been transferred to or acquired by DanDrit;

(vii) evidence that DanDrit has timely filed or submitted, in conformity with all applicable legal requirements, each SEC Report due prior to the Closing;

(viii) evidence reasonably satisfactory to OS that the listing requirements to be listed on either NASDAQ Capital Market or the New York Stock Exchange NYSE-MKT have been or can in the near term be met and that a listing application has been submitted and conditionally approved, subject to satisfaction, following the reverse stock split referred to in Section 3.6(a), of the minimum stock price requirements and the increase in stockholders’ equity resulting from the investment referred to in Section 4.3(a) below, which will occur within 30 days of Closing;

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(ix) such other documents as OS may reasonably request in connection with the transactions contemplated hereby;

(x) evidence reasonably satisfactory to OS that during the Pre-Closing Period (A) an amount not less than $3.0 million of equity capital has been received by DanDrit, and (B) the cash flow used in operations by DanDrit, determined in accordance with GAAP and in manner consistent with the preparation of DanDrit’s historical financial statements, has not exceeded such amount set forth in Appendix 4.2(a)(x)(A), and at Closing, DanDrit shall have no less than that amount set forth in Appendix 4.2(a)(x)(B) in immediately available funds; and

(xi) a certificate of the Chief Executive Officer and Chief Financial Officer of DanDrit that each of the conditions set forth in this Section 4.2 has been satisfied.

(b) Since the date of this Agreement, there shall not have occurred any event or circumstance that would constitute a Material Adverse Effect or that could reasonably be expected to have a Material Adverse Effect with respect to DanDrit (a “DanDrit Material Adverse Effect”).

(c) Representations and Warranties to be True. The representations and warranties of DanDrit herein contained (i) that are qualified or limited by materiality or “Material Adverse Effect” shall be true and correct as of the Closing with the same effect as if made as of the Closing (other than such representations that are made as of a specified date, which shall be true and correct on and as of such date) and (ii) that are not so qualified or limited shall be true and correct in all material respects as of the Closing with the same effect as if made as of the Closing (other than such representations that are made as of a specified date, which shall be true and correct in all material respects as of such date).

(d) Lock-up Period. Each director and executive officer of DanDrit and each stockholder of DanDrit who beneficially owns more than 1% of the fully diluted shares of Common Stock immediately prior to Closing shall have executed a lock-up agreement in customary form prohibiting its sale or transfer of any Common Stock for a period of at least 180 days following the Closing.

(e) Insurance. DanDrit shall have provided to OS evidence reasonably satisfactory to OS that DanDrit has in force insurance coverage, including directors’ and officers’ liability insurance, that is consistent in scope and amount with the insurance customarily carried by public companies of similar size in DanDrit’s industry in the United States and otherwise similarly situated to DanDrit.

(f) Legal Opinion. DanDrit shall have received and delivered to OS a legal opinion issued by DanDrit’s US legal counsel reasonably acceptable in form and substance to OS’ counsel.

4.3 Other Conditions to Close; Post-Closing Obligations of Both Parties

(a) Third Party Investment. The Parties shall have jointly received commitments of an aggregate of at least USD $7.5 million funding commitment from one or multiple investors, to be held in escrow at the Closing on terms acceptable to the Parties. So long as the Parties have received commitments of at least USD $7.5 million, the transactions contemplated herein will be binding.

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(b) Name Change. The Parties agree that concurrently with or shortly after Closing, DanDrit will change its name to OncoSynergy Inc. and OS will change its name to a name not confusingly similar to OncoSynergy Inc.

(c) Headquarters. The Parties agree that shortly after Closing, DanDrit will relocate its headquarter offices to San Francisco or another location that more then two-thirds of DanDrit’s Directors shall agree upon.

(d) Listing on Stock Exchange. As soon as practicable after the Closing, the Parties agree to reasonably cooperate to complete all required actions necessary to list the Common Stock on either the NASDAQ Capital Market or the New York Stock Exchange NYSE-MKT.

4.4 Tax Matters.

(a) Straddle Period Taxes. For the purposes of this Agreement, “Straddle Period Taxes” means any real property, personal property and similar Taxes levied with respect to the assets of the Business attributable to a taxable period relating to such Taxes that begins before and ends on or after the Closing Date (a “Straddle Period”). For the purposes of this Agreement, a “Pre-Closing Tax Period” means the portion of a Straddle Period ending on the day before the Closing Date, and a “Post-Closing Tax Period” means the portion of a Straddle Period beginning on the Closing Date. The portion of any Straddle Period Taxes allocable to a Pre-Closing Tax Period shall be deemed equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the Straddle Period. Any remaining Straddle Period Taxes for such Straddle Period shall be allocable to the Post-Closing Tax Period.

(b) Preparation of Straddle Period Tax Returns. OS shall prepare and timely file or shall cause to be prepared and timely filed all Straddle Period Tax Returns that are due before the Closing Date. OS shall make or cause to be made all Tax payments required with respect to any such Tax Returns. DanDrit shall promptly reimburse OS for the amount of any such Taxes paid by OS or any Affiliate thereof to the extent such Straddle Period Taxes are allocable to a Post-Closing Tax Period of the Business. DanDrit shall prepare and timely file or shall cause to be prepared and timely filed all Straddle Period Tax Returns that are due on or after the Closing Date. DanDrit shall make all Tax payments required with respect to any such Tax Returns. OS or an Affiliate thereof shall promptly reimburse DanDrit for the amount of any such Taxes paid by DanDrit to the extent such Straddle Period Taxes are allocable to a Pre-Closing Tax Period.

(c) Cooperation. DanDrit and OS shall reasonably cooperate, and shall use commercially reasonable efforts to cause their respective stockholders, officers, directors, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by retaining, maintaining and making available to each other all records reasonably necessary in connection with Taxes and making employees reasonably available on a mutually convenient basis to provide additional information or explanation or to testify at proceedings relating to Taxes.

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article 5
REPRESENTATIONS AND WARRANTIES OF OS

OS hereby warrants to DanDrit that the following warranties are true and correct as of the date hereof and as of Closing (except where expressly stated to be true as of a specified prior date, in which case such warranty shall continue to be true and correct as of such specified date):

5.1 Incorporation; Ownership and Authority.

(a) OS has been duly incorporated, is validly existing as a corporation, and is in good standing under the laws of the State of Delaware and any other jurisdiction in which it is qualified to carry on its business, and has the requisite power to carry on its business as now conducted. OS has the requisite corporate power and authority to sign and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by OS and, assuming the due authorization, execution and delivery hereof by DanDrit and approval by the stockholders of OS, constitutes a legal, valid and binding obligation of OS enforceable against OS in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. OS is the full legal and beneficial owner of the Purchased Assets and, except as otherwise set forth in this Agreement, is entitled to sell, transfer or otherwise assign and procure the transfer of the full legal and beneficial ownership in the Purchased Assets to DanDrit on the terms set out in this Agreement.

(b) OncoSynergy EU, S.A.S. has been duly incorporated or organized, is validly existing as a corporation or other applicable business entity and is in good standing under the laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite power to carry on its business as now conducted. OncoSynergy EU, S.A.S. is authorized to issue (i) 100 shares of common stock, 100 of which are issued and outstanding, and (ii) 0 shares of preferred stock. OS owns legally and beneficially 49 shares of the capital stock of OncoSynergy EU, S.A.S, which represents 49% of the issued and outstanding share capital of OncoSynergy EU, S.A.S.

(c) BSC BioSciences, Inc. has been duly incorporated or organized, is validly existing as a corporation or other applicable business entity and is in good standing under the laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite power to carry on its business as now conducted. BSC BioSciences, Inc. is authorized to issue (i) 100 shares of common stock, 100 of which are issued and outstanding, and (ii) 0 shares of preferred stock. OS owns legally and beneficially 49 shares of the capital stock of BSC BioSciences, Inc., which represents 49% of the issued and outstanding share capital of BSC BioSciences, Inc.

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(d) Neither the execution of this Agreement, nor the consummation of the transactions contemplated herein, constitutes a violation of the Certificate of Incorporation, as may be amended, or other constitutional documents of OS, or a breach on the part of OS in relation to any agreement or commitment with a third party or give any third party the right to terminate or modify any such agreements. No consent, approval or filing with any governmental body or other authority relating exclusively to OS is required to authorize this Agreement or to permit the consummation of the transactions contemplated herein.

5.2 Certain Corporate Matters. Since the Signing Date, the OS Business has been operated in the normal and ordinary course of business in accordance with past practice. OS is duly qualified to do business as a corporation or other applicable business entity and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the legality, validity or enforceability of the Agreement or an OS Material Adverse Effect.

OS has all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it, except as would not cause an OS Material Adverse Effect.

5.3 Undisclosed Liabilities. Except as disclosed in the most recent balance sheet of OS included in OS’s Interim Financial Statements, including the notes thereto, OS has at the date hereof, and except as disclosed in the most recent balance sheet included in the OS Audited Financial Statements OS will have at the Closing, no material liability or obligation of any nature (whether direct, indirect, accrued, absolute, contingent, asserted, un-asserted, known, unknown, matured, un-matured or otherwise and whether required to be reflected on a balance sheet or not), other than liabilities arising under the Transferred Agreements disclosed on Appendix 1.1 and other liabilities incurred in the ordinary course of business since the date of such balance sheet that are not material individually or in the aggregate.

5.4 The Purchased Assets. All Purchased Assets used (owned or leased) in connection with the OS Business belong to or are used as of right by OS and OS has good and valuable title to all Purchased Assets. All Purchased Assets are free of encumbrances or restriction on transfer at Closing, other than Permitted Liens, and there is no option, right or pre-emption, requirement for consent, right to acquire, mortgage, charge, pledge or other form of security or Lien on, over or affecting any of the Purchased Assets, nor is there any commitment to give or create any of the foregoing, and no third party has claimed to be entitled to any of the foregoing. OS transfers to DanDrit assets and rights material for the continuance of the OS Business as it is currently being conducted.

The Purchased Assets are, in all material respects, in good condition and satisfactory working order, ordinary wear and tear excepted, and have been regularly maintained in accordance with any safety regulations usually observed in relation to them.

5.5 Intellectual Property Rights. OS has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of OS infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no such proceedings have been instituted, are pending or, to the knowledge of OS, are threatened in any jurisdiction.

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To its knowledge, OS owns or has valid and unrestricted license to use all intellectual property rights necessary for the conduct of the OS Business, as currently conducted.

The OS Business is not dependent to any material extent on any license, excluding licenses for standard software, to and from third parties, other than as set forth in Appendix 5.5.

To OS’s knowledge, there has been no infringement of the acquired intellectual property rights by any third party.

5.6 Environmental Matters. The OS Business complies and has at all relevant times when operated by OS complied in all material respects with applicable environmental laws and licenses. No claim in relation to environmental matters has been made or, to OS’s knowledge, threatened against OS or any occupier of any property at any time owned by OS. No material environmental permits and approvals are required for the current operations of the OS Business. The OS Business has not at any time when operated by OS, other than as permitted under applicable permits held from time to time or applicable laws or regulations, disposed of, discharged, released, placed, dumped or emitted any hazardous substances, such as pollutants, contaminants, hazardous or toxic materials, wastes or chemicals.

5.7 Contracts. To OS’s knowledge all of the Transferred Agreements are legal, valid, binding obligations of the parties thereto, are in full force and enforceable against such parties, no such party is in material default of any such Transferred Agreement and, no grounds for the termination, avoidance, rescission or repudiation of any such Transferred Agreement by any party thereto exist.

OS has in all material respects complied with its obligations under the Transferred Agreements and no party to any of the Transferred Agreements is to OS’s knowledge in breach of its obligations thereunder.

OS in its capacity as owner of the OS Business is not, or has in the past three (3) years been, a member of any partnership, joint venture, consortium or other unincorporated association, nor has it agreed to become a member of any such body.

5.8 Conduct of Business. OS has at all times carried on the OS Business in accordance with its certificate of incorporation and all applicable laws, ordinances, regulations and orders of all governmental bodies, except such nonconformance as would not cause an OS Material Adverse Effect. OS holds all permits, licenses, registrations and approvals necessary for the operation of the OS Business as currently operated. OS has not at any time been directly or indirectly involved in (i) any offering, promising or giving of any undue pecuniary or other advantage to any person in order to obtain or retain business or other improper advantage or in order to cause a person to act or refrain from acting for the direct benefit of OS that is prohibited by applicable law, (ii) any breach of applicable competition laws (in particular violations of price fixing prohibitions), or (iii) any breach of the US Foreign Corrupt Practices Act or any similar legislation in any applicable jurisdiction.

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5.9 Insolvency. OS is not insolvent as of the date of this Agreement and shall not be insolvent as of Closing. No representation is made as to the effect of the transactions contemplated by this Agreement on the solvency of OS following the Closing. No action has been brought or threatened so as to have OS declared insolvent or subjected to any form of bankruptcy, liquidation, receivership, administration, arrangement, supervision, external management or competitive proceedings, or any scheme with creditors, moratorium, interim, provisional or temporary supervision by a court, court appointee or insolvency official.

5.10 Insurance. OS has insurance coverage in respect of accident, damage, injury, third-party liability, product liability, warranty claims, loss of profits and other risks that is considered by OS to be customary and prudent in light of the nature of its Business. All insurance premiums in respect of material insurances maintained by OS are fully paid and up-to-date.

No claims have been made, no claims are outstanding and no fact or circumstance exists which may give rise to a claim under OS's insurance policies.

5.11 Employment Matters. Full particulars of the identities, job titles, grade and seniority, dates of commencement of employment (or appointment to office), terms and conditions of employment, remuneration and contractual benefits of all the transferring employees are fully and accurately set out in Appendix 1.6.

OS has no bonus obligations (including obligations relating to the consummation of the transactions contemplated hereby), individual or collective pension obligations or other contractual obligations towards the transferring employees.

None of the transferring employees have given notice of termination of their employment and, to OS’s knowledge, none of the employees intend to give such notice of termination (excluding as a result of the consummation of the transactions contemplated hereby).

There are no pending, or to OS’s knowledge, threatened actions, suits, claims or proceedings by any of the transferring employees or any other employee, prior employee or potential employee of OS.

5.12 Consents and Approvals; No Violations. Except the consents to be obtained by the OS shareholders, and the consent of certain counterparties to the Transferred Agreements, no filing with, and no permit, authorization, consent or approval of, any third party, public body or governmental authority is necessary for the consummation by OS of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by OS nor the consummation by OS of the transactions contemplated hereby, nor compliance by OS with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws or equivalent governing documents of OS, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which OS is a party or by which OS or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to OS, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which would not individually or in the aggregate have a OS Material Adverse Effect.

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5.13 Financial Statements.

(a) OS has provided DanDrit with a copy of the unaudited balance sheet of the OS Business as at December 31, 2015 and the related consolidated statement of operations, stockholders’ equity and cash flows for the year then ended (the “OS Unaudited Financials”) for the OS Business, attached as Appendix 5.13(a) hereto.

(b) The OS Unaudited Financials (i) are consistent with the books and records of OS, and (ii) fairly present in all material respects, the financial position and results of operations of the OS Business as of the dates and for the periods indicated.

5.14 Material Changes. Except as set forth in Appendix 5.14 or as otherwise provided by the Agreement, since December 31, 2015, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in an OS Material Adverse Effect, (ii) OS has not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (iii) OS has not declared or made any dividend or distribution of cash or other property to its equity holders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.

5.15 Tax Matters. Except as to matters that would not, individually or in the aggregate, have or reasonably be expected to result in an OS Material Adverse Effect:

(a) OS has duly filed all federal, state, local and foreign tax returns required to be filed by or with respect to it with each taxing authority having jurisdiction over OS, and no extensions with respect to such tax returns have been requested or granted;

(b) OS has paid, or adequately reserved against in OS’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it;

(c) to the best knowledge of OS, there has been no material issue raised or material adjustment proposed (and none is pending) by any taxing authority having jurisdiction over OS in connection with any of OS’s consolidated tax returns; and

(d) no waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from OS.

No representation is made as to the effect of any failure by OS or DanDrit to obtain prior to the Closing a tax clearance certificate from any of the California Franchise Tax Board, the California Employment Development Department or the California State Board of Equalization.

5.16 Books and Records. The books and records of OS delivered to DanDrit prior to Closing fully and fairly reflect the transactions to which OS is a party or by which its properties are bound.

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5.17 Questionable Payments. Neither OS nor any Subsidiary, nor any employee, agent or representative of OS or any Subsidiary, has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using OS’s or any Subsidiary’s funds or made any payments from OS’s or any Subsidiary’s funds to any governmental officials for improper purposes or made any illegal payments from OS or any Subsidiary to obtain or retain business.

5.18 Litigation and Claims. OS is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against OS. OS is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of OS, and OS knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting OS or to which OS is a party. There is no claim, action, suit or proceeding relating to the OS Business pending or, to OS's knowledge, threatened by or against OS before any court, arbitrator, alternative dispute resolution body or any governmental body. To OS’s knowledge, there are no facts or circumstances likely to give rise to such litigation, arbitration or any alternative dispute resolution process nor is there any litigation, arbitration or dispute resolution process relating to the OS Business threatened against OS.

OS has not received notification that it has violated any requirement of any applicable law, any ruling penalty or sanction which could adversely affect the OS Business.

To OS’s knowledge, no present director or officer of OS has ever been the subject of any of the events described in Item 401(f) of Regulation S-K under the Exchange Act.

5.19 Broker’s Fees. Except as set forth on Appendix 5.19, neither OS nor anyone on its behalf, has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

article 6
REPRESENTATIONS AND WARRANTIES OF DANDRIT

DanDrit hereby represents and warrants, to OS as follows:

6.1 Incorporation; Ownership and Authority.

(a) DanDrit is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. DanDrit has the requisite corporate power and authority to sign and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by DanDrit and, assuming the due authorization, execution and delivery hereof by OS and approval by the stockholders of DanDrit, constitutes a legal, valid and binding obligation of DanDrit enforceable against DanDrit in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

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(b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated herein, constitutes a violation of the Certificate of Incorporation, as may be amended, or other constitutional documents of DanDrit, or a breach on the part of DanDrit in relation to any agreement or commitment with a third party or give any third party the right to terminate or modify any such agreements. No consent, approval or filing with any governmental body or other authority relating exclusively to DanDrit is required to authorize this Agreement or to permit the consummation of the transactions contemplated herein.

6.2 Capitalization.

(a) DanDrit. DanDrit's authorized capital stock consists of (i) 100,000,000 shares of common stock, of which 9,348,237 are issued and outstanding and held of record by the persons identified on Appendix 6.2(a), and (ii) 10,000,000 shares of preferred stock, none of which are issued and outstanding. When issued, the Consideration Shares will be, and any Common Stock issuable upon exercise or conversion in accordance with their terms of any other Consideration Securities will upon such issuance be, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Except as disclosed on Appendix 6.2(a), there are no outstanding or authorized Derivative Securities providing for the issuance by DanDrit or transfer by DanDrit of additional shares of DanDrit’s capital stock and DanDrit has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of DanDrit. Except as disclosed herein, to DanDrit’s knowledge, there are no voting trusts, shareholder agreements or other agreements or understandings with respect to the voting of DanDrit's capital stock.

(b) DanDrit Biotech A/S. DanDrit Biotech A/S’s authorized capital stock consists of nominal value of DKK 4.003.089 divided into shares of nominal value of DKK 1 per share, all of which are issued and outstanding. DanDrit Biotech A/S is a 97%-owned subsidiary of DanDrit.

6.3 Certain Corporate Matters. DanDrit is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of DanDrit's properties or nature of DanDrit's business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a DanDrit Material Adverse Effect. DanDrit has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. DanDrit has delivered or otherwise made available to OS true, accurate and complete copies of its certificate of incorporation and bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of the Agreement. The records of meetings of the stockholders and board of directors of DanDrit are complete and correct in all material respects. The stock records and stockholder list of DanDrit that DanDrit has previously furnished to OS are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of DanDrit's capital stock and any other outstanding securities issued by DanDrit. DanDrit is not in default under or in violation of any provision of its certificate of incorporation or bylaws in any material respect. DanDrit is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

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6.4 Authority Relative to the Agreement. DanDrit has the requisite power and authority to enter into this Agreement and carry out its obligations hereunder. The execution, delivery and performance of this Agreement by DanDrit and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of DanDrit and no other actions on the part of DanDrit, other than approval by the stockholders of DanDrit, are necessary to authorize this Agreement, the issuance of the Consideration Securities or the transactions contemplated hereby.

6.5 Consents and Approvals; No Violations. Except for approval by the DanDrit shareholders, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by DanDrit of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by DanDrit nor the consummation by DanDrit of the transactions contemplated hereby, nor compliance by DanDrit with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws of DanDrit, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which DanDrit is a party or by which it or any its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to DanDrit, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to DanDrit taken as a whole.

6.6 SEC Documents. DanDrit hereby makes reference to each annual, quarterly or current report or other document filed by DanDrit pursuant to the Securities Act of 1933 or the Securities and Exchange Act of 1934, each as amended, with the SEC, each of which has been duly posted on the SEC’s website, www.sec.gov: (collectively, the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of DanDrit included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with US GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of DanDrit as of the dates thereof and its statements of operations, stockholders’ equity (deficit) and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were not and are not expected to have a material adverse effect on DanDrit, its business, financial condition or results of operations). Except as and to the extent set forth on the balance sheet of DanDrit as of December 31, 2015 included in the SEC Documents, including the notes thereto (the “Balance Sheet”), DanDrit has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not), other than liabilities incurred in the ordinary course of business since the date of such Balance Sheet that are not material individually or in the aggregate. DanDrit does not have pending before the SEC any request for confidential treatment of information, nor is there any outstanding unresolved comment by the Staff of the SEC on any of the SEC Documents.

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6.7 Financial Statements; Material Changes.

(a) Included in the SEC Documents are the audited financial statements for June 30, 2015 and for the calendar year 2014 and 2013 of DanDrit, and the related statement of operations, stockholders’ equity (deficit) and cash flows for the period from January 1 - June 30, 2015, together with the unqualified report thereon of Gregory and Associates LLC, independent auditors (collectively, “DanDrit’s Audited Financials”) and DanDrit’s unaudited financial statements for the three-month period ended December 31, 2015, which have been reviewed by Gregory and Associates LLC (“DanDrit’s Interim Financials”).

(b) DanDrit’s Audited Financials and DanDrit’s Interim Financials (collectively “DanDrit’s Financial Statements”) (i) are consistent with the books and records of DanDrit, (ii) fairly present in all material respects, the financial position and results of operations of DanDrit as of the dates indicated, and (iii) are prepared in accordance with US GAAP applied in a consistent manner (except that (x) unaudited financial statements may not be in accordance with US GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on DanDrit, its business, financial condition or results of operations.

(c) Except as disclosed in the Balance Sheet, and other than liabilities incurred in the ordinary course of business since the date of such balance sheet that are not material individually or in the aggregate, DanDrit has no material liability or obligation of any nature (whether direct, indirect, accrued, absolute, contingent, asserted, un-asserted, known, unknown, matured, un-matured or otherwise and whether required to be reflected on a balance sheet or not).

(d) Except as set forth in Appendix 6.7(d) and as provided by this Agreement, since the date of the Balance Sheet, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a DanDrit Material Adverse Effect, (ii) DanDrit has not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (iii) DanDrit has not altered its method of accounting, (iv) DanDrit has not declared or made any dividend or distribution of cash or other property to its equity holders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock or issued any shares of Common Stock or securities convertible into Common Stock or granted any option or other right to acquire Common Stock.

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6.8 Forecast. The DanDrit forecast, Appendix 6.8, has been prepared in good faith and represents the best estimate of DanDrit management with respect to DanDrit’s financial condition and the results of its operations as per the relevant date and relevant periods.

6.9 Events Subsequent to Financial Statements. Since June 30, 2015 there has not been:

(a) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of DanDrit, other than in the ordinary course of business;

(b) Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of DanDrit;

(c) Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of DanDrit or any redemption, purchase or other acquisition of any such shares;

(d) Any subjection to any lien on any of the assets, tangible or intangible, of DanDrit;

(e) Any incurrence of indebtedness or liability or assumption of obligations by DanDrit;

(f) Any waiver or release by DanDrit of any right of any material value;

(g) Any compensation or benefits paid to officers or directors of DanDrit, except as disclosed in the SEC Documents;

(h) Any change made or authorized in the certificate of incorporation or bylaws of DanDrit, except as a consequence of and in furtherance of the transactions under this Agreement;

(i) Any loan to, any loan forgiveness or other transaction with any officer, director or stockholder of DanDrit giving rise to any claim or right of DanDrit against any such person or of such person against DanDrit; or

(j) Any negative regulatory ruling that could reasonably be expected to result in a delay of more than one year from the date of the Closing or barring of DanDrit in conducting its VIVA clinical trial; or

(k) Any other event, occurrence or development that has had or that could reasonably be expected to result in a DanDrit Material Adverse Effect.

6.10 Liabilities. Except as disclosed in the Balance Sheet, DanDrit has no material liability or obligation of any nature (whether direct, indirect, accrued, absolute, contingent, asserted, un-asserted, known, unknown, matured, un-matured or otherwise and whether required to be reflected on a balance sheet or not). Immediately prior to the Closing, DanDrit will not have any material liability or obligation of any nature (whether direct, indirect, accrued, absolute, contingent, asserted, unasserted, known, unknown, matured, un-matured or otherwise and whether required to be reflected on a balance sheet or not), other than trade payables and accrued expenses incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice.

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6.11 Tax Matters. Except as to matters that would not, individually or in the aggregate, have or reasonably be expected to result in a DanDrit Material Adverse Effect:

(a) DanDrit has duly filed all federal, state, local and foreign tax returns required to be filed by or with respect to it with the U.S. Internal Revenue Service or other applicable taxing authority;

(b) DanDrit has paid, or adequately reserved against in DanDrit’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it;

(c) To the best knowledge of DanDrit, there has been no material issue raised or material adjustment proposed (and none is pending) by the U.S. Internal Revenue Service or any other taxing authority in connection with any of DanDrit’s tax returns; and

(d) No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from DanDrit.

6.12 Environmental Matters. DanDrit complies and has at all relevant times complied with applicable environmental laws and licenses. No claim in relation to environmental matters has been made or, to DanDrit’s knowledge, threatened against DanDrit or any occupier of any property at any time owned by DanDrit. No material environmental permits and approvals are required for the current operations of DanDrit’s business. DanDrit’s business has not at any time when operated by DanDrit, other than as permitted under applicable permits held from time to time or applicable laws or regulations, disposed of, discharged, released, placed, dumped or emitted any hazardous substances, such as pollutants, contaminants, hazardous or toxic materials, wastes or chemicals.

6.13 Real Property. DanDrit does not own or lease any real property, except for the lease of 375 Park Avenue, Suite 2607, New York, NY, 10152, United States.

6.14 Books and Records. The books and records of DanDrit delivered to OS prior to the Closing fully and fairly reflect the transactions to which DanDrit is a party or by which its properties are bound.

6.15 Questionable Payments. Neither DanDrit, nor any employee, agent or representative of DanDrit, has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using DanDrit’s funds or made any payments from DanDrit's funds to governmental officials for improper purposes or made any illegal payments from DanDrit's funds to obtain or retain business.

6.16 Intellectual Property. DanDrit owns or uses as of right the trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto as listed in Exhibit B. DanDrit has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of DanDrit infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no such proceedings have been instituted, are pending or are threatened against DanDrit.

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To its knowledge, DanDrit owns or has valid license to use all intellectual property rights necessary for the conduct of the DanDrit Business, as currently conducted.

The DanDrit Business is not dependent to any material extent on any license, excluding licenses for standard software, to and from third parties, other than as set forth in Appendix 6.16.

To DanDrit’s knowledge, there has been no infringement of the acquired intellectual property rights by any third party.

6.17 Insurance. DanDrit does not have any insurance policies in effect, except for the Directors’ and Officers’ Liability Insurance. No claims have been made, no claims are outstanding and no fact or circumstance exists which may give rise to a claim under DanDrit’s insurance policies.

6.18 Contracts. Except as disclosed in its SEC Documents and listed in Exhibit C, DanDrit does not have any contracts, leases, arrangements or commitments (whether oral or written) and is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property, or (k) to which any officer, director or stockholder of DanDrit is a party, including, without limitation, any contract or arrangement under which any royalty payment or license fee is or may be payable to such person by DanDrit (each contract described in this Section 6.18, including those identified in Exhibit C, being hereinafter referred to as a “DanDrit Material Contract”). To DanDrit’s knowledge, all the DanDrit Material Contracts are legal, valid, binding in full force and enforceable, DanDrit is not in material default thereunder and to DanDrit’s knowledge, there are no grounds for or any allegations that grounds exist for the termination, avoidance, rescission or repudiation of any such contract.

6.19 Litigation and Claims. DanDrit is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against DanDrit. DanDrit is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of DanDrit, and DanDrit knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting DanDrit or to which DanDrit is a party. There is no claim, action, suit or proceeding relating to DanDrit’s business pending or, to DanDrit's knowledge, threatened by or against DanDrit before any court, arbitrator, alternative dispute resolution body or any governmental body. To DanDrit’s knowledge, there are no facts or circumstances likely to give rise to such litigation, arbitration or any alternative dispute resolution process nor is there any litigation, arbitration or dispute resolution process relating to its business threatened against DanDrit. DanDrit has not received notification that it has violated any requirement of any applicable law, any ruling penalty or sanction which could adversely affect its business.

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6.20 Employees; Employment Matters. DanDrit does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees. DanDrit is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by DanDrit to any stockholder, officer, director or employee of DanDrit, nor are there any loans or debts payable or owing by any of such persons to DanDrit or any guarantees by DanDrit of any loan or obligation of any nature to which any such person is a party. DanDrit has no bonus obligations (including obligations relating to the consummation of the transactions contemplated hereby), individual or collective pension obligations or other contractual obligations towards its employees. There are no pending, or to DanDrit’s knowledge, threatened actions, suits, claims or proceedings by any of its employees or any other employee, prior employee or potential employee of DanDrit.

6.21 Employee Benefit Plans. DanDrit does not have any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements other than disclosed when filing the Form 14C incentive plan, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by DanDrit.

6.22 DanDrit is not Insolvent. No action has been brought or threatened so as to have DanDrit declared insolvent or subjected to any form of bankruptcy, liquidation, receivership, administration, arrangement, supervision, external management or competitive proceedings, or any scheme with creditors, moratorium, interim, provisional or temporary supervision by a court, court appointee or insolvency official.

6.23 Conduct of Business. DanDrit has at all times carried on its business in accordance with its certificate of incorporation and all applicable laws, ordinances, regulations and orders of all governmental bodies. DanDrit holds all permits, licenses, registrations and approvals necessary for the operation of its business as currently operated. DanDrit has not at any time been directly or indirectly involved in (i) any offering, promising or giving of any undue pecuniary or other advantage to any person in order to obtain or retain business or other improper advantage or in order to cause a person to act or refrain from acting for the direct benefit of DanDrit that is prohibited by applicable law, (ii) any breach of applicable competition laws (in particular violations of price fixing prohibitions), or (iii) any breach of the US Foreign Corrupt Practices Act or any similar legislation in any applicable jurisdiction.

6.24 Subsidiaries and Investments. DanDrit does not own any capital stock or have any interest of any kind whatsoever in any corporation, partnership, or other form of business organization, except for the ownership of its 97%-owned subsidiary DanDrit Biotech A/S.

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6.25 Broker’s Fees. Neither DanDrit nor anyone on its behalf, has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement, except for its agreements with Paseco ApS, Baldersbuen 27, 2640 Hedehusene, Denmark, corporate registration number 31363608.

6.26 Legal Compliance; No SEC or FINRA Inquiries. To DanDrit’s knowledge, after due investigation, no claim has been filed and no enforcement action has been commenced or threatened against DanDrit alleging a violation of any applicable laws or regulations of foreign, federal, state and local governments and all agencies thereof. DanDrit holds all of the material permits, licenses, certificates or other authorizations of governmental having jurisdiction over DanDrit and agencies required for the conduct of its business as presently conducted. Neither DanDrit nor any of its past or present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA. No past or present director or officer of DanDrit has ever been the subject of any of the events described in Item 401(f) of Regulation S-K under the Exchange Act.

article 7
TERMINATION

7.1 Events of Termination. This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing, as follows:

(a) by DanDrit if (1) there has been a material Breach (as hereinafter defined) by OS and, in the case of a covenant or agreement Breach, such Breach shall not have been cured within ten (10) days after receipt by OS of notice specifying particularly such Breach, (2) if DanDrit identifies hereafter any fact, circumstance or event that could be reasonably determined to have a material adverse effect on OS and such fact, circumstance or event is not cured by OS within ten (10) days after receipt by OS of notice specifying particularly such fact, event or circumstance;

(b) by OS (1) if there has been a material Breach by DanDrit, in the case of a covenant or agreement Breach, such Breach shall not have been cured within ten (10) days after receipt by DanDrit of notice specifying particularly such Breach, or (2) if OS identifies hereafter any fact, circumstance or event that could be reasonably determined to have a OS Material Adverse Effect, or a material adverse effect on OS following the transaction, and such fact, circumstance or event is not cured by DanDrit within ten (10) days after receipt by DanDrit of notice specifying particularly such fact, event or circumstance;

(c) at any time by mutual written agreement of DanDrit and OS; or

(d) October 31, 2016, unless such date is extended by the mutual written agreement of DanDrit and OS.

The Agreement may not be terminated after the earlier of (i) completion of the Closing, or (ii) DanDrit’s receipt in escrow of at least USD $7.5 million by third party investors, except by mutual agreement of DanDrit and OS.

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For the purposes of this Article 7, there shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation, or other provision if there is or has been any inaccuracy (subject to applicable knowledge and materiality qualifiers, if any) in, or breach of, or any failure to comply with, or perform, such representation, warranty, covenant, obligation, or other provision.

article 8
NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES

8.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the OS and DanDrit contained in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the consummation of the Closing. This Section 8.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of any of the transactions contemplated hereby.

article 9
GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by internationally recognized overnight courier (postage prepaid and acknowledgment of receipt requested) to the party to whom the same is so delivered, sent to the applicable addresses set forth on the signature pages hereof (or at such other address for a party as shall be specified by like notice).

9.2 Interpretation. The headings contained in the Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement. References to Articles and refer to Articles of the Agreement unless otherwise stated.

9.3 Severability. If any term, provision, covenant or restriction of the Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each Party's anticipated benefits under the Agreement.

9.4 Miscellaneous. The Agreement (together with all schedules, documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5 Governing Law; Venue. The Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to conflict of laws. Any and all actions brought under the Agreement shall be brought in the state or federal courts of the United States sitting in the City of New York, New York, Borough of Manhattan and each Party hereby agrees to the jurisdiction of such courts and hereby waives any right to object to the convenience of such venue.

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9.6 Counterparts and Email Signatures. The Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. The Agreement and any documents relating to it may be executed and transmitted to any other party by email of a PDF, which email or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.7 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by OS and DanDrit.

9.8 Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of the Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the Parties hereto. The Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

9.9 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in the Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under the Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.10 Expenses. At or prior to the Closing, the Parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

9.11 Recitals Incorporated. The recitals of this Agreement are incorporated herein and made a part hereof.

9.12 Waiver of Requirement for Any Judicial Approval. The Parties agree that for the effectiveness of the termination clauses under the Agreement, to waive any provisions, procedures and operations of any applicable law to the extent that court order is required for termination of this Agreement.

[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the Signing Date.

ONCOSYNERGY INC.

By:	/s/ W. Shawn Carbonell
Name: W. Shawn Carbonell
Title: President & CEO

Address:

DANDRIT BIOTECH USA INC.

By:	/s/ Eric Leire
Name: Eric Leire
Title: CEO & President

Address:	Raadhuspladsen 4
1550 Copenhagen V, Denmark
Attn: Niels Erik Nielsen
Email: nen@lett.dk

 [Signature Page to Asset Purchase Agreement]

Appendices

Appendix 1.1	Transferred Agreements

Appendix 1.2	Excluded Assets

Appendix 1.3	Assumed Liabilities

Appendix 1.4	Excluded Liabilities

Appendix 1.6	OS Employees

Appendix 4.1(a)(v)	Cash Flow

Appendix 4.2(a)(x)(A)	Cash Flow

Appendix 4.2(a)(x)(B)	Cash available at Closing

Appendix 5.5	Material Licenses

Appendix 5.13(a)	Unaudited Financial Statements

Appendix 5.14	Material Changes

Appendix 5.19	Brokers

Appendix 6.2(a)	Capitalization

Appendix 6.7(d)	Events

Appendix 6.8	Forecast

Appendix 6.16	Third Party Licenses

Exhibits

Exhibit A	Assets

Exhibit B	DanDrit Intellectual Property

Exhibit C	DanDrit Contracts